UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 24, 2005

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Montgomery Street, 36th Floor, San Francisco, CA	94104-4809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2005, our Board of Directors amended the Second Amended and Restated Non-Employee Director Stock Option Plan to reflect certain changes in the manner in which the options, share appreciation rights, or SARs and restricted shares awarded pursuant thereto will vest, including, without limitation, providing that options, SARs and restricted shares awarded pursuant to the Third Amended and Restated Plan on and after May 31, 2005 will generally vest over three years after the grant date of such awards at a rate of one-third per year. However, if a director voluntarily terminates his or her service as a director during the first twelve months of service, the level of vesting for restricted shares, options and SARs will vest one-twelfth for each month of service prior to termination, and if such a director voluntarily terminates his or her service as a director after the first twelve months of service but prior to the three year anniversary of the grant date, all unvested options, share appreciation rights and restricted shares will become fully vested. Upon a change in control as defined in the Third Amended and Restated Plan, all unvested options, restricted shares and SARs will vest in full. In the event of termination by the majority vote of the other members of the Board or failure to be re-elected, unvested awards will not vest. Previously awards under the Second Amended and Restated Non-Employee Director Stock Option Plan generally vested one year after the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: March 29, 2005	/s/ Edward F. Lange, Jr.
Name: Edward F. Lange, Jr.